Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

AGREEMENT by and between Parkway Properties, Inc., a Maryland corporation (the "Company"), with offices at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, and _______________ (the "Executive"), an individual residing at ____________________, dated as of __________.

WHEREAS, the Company recognizes that the current business environment makes it difficult to attract and retain highly qualified executives unless a certain degree of security can be offered to such individuals against organizational and personnel changes which frequently follow changes in control of a corporation; and

WHEREAS, even rumors of acquisitions or mergers may cause executives to consider major career changes in an effort to assure financial security for themselves and their families; and

WHEREAS, the Company desires to assure fair treatment of its executives in the event of a Change in Control (as defined below) and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with the Company notwithstanding the outcome of a possible Change in Control transaction; and

WHEREAS, the Company recognizes that its executives will be involved in evaluating or negotiating any offers, proposals or other transactions which could result in Changes in Control of the Company and believes that it is in the best interest of the Company and its stockholders for such executives to be in a position, free from personal financial and employment considerations, to be able to assess objectively and pursue aggressively the interests of the Company's stockholders in making these evaluations and carrying on such negotiations; and

WHEREAS, the Board of Directors (the "Board") of the Company believes it is essential to provide the Executive with compensation arrangements upon a Change in Control which provide the Executive with individual financial security and which are competitive with those of other corporations, and in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW THEREFORE, the parties, for good and valuable consideration and intending to be legally bound, agree as follows:

1.                  Operation and Term of Agreement.  This Agreement shall be effective immediately upon its execution.  This Agreement may be terminated by the Company upon 24 months' advance written notice to the Executive; provided, however, that after a Change in Control of the Company during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties under the Agreement are satisfied and the Protection Period has expired.  Prior to a Change in Control this Agreement shall immediately terminate upon termination of the Executive's employment or upon the Executive's ceasing to be an elected officer of the Company.

2.                  Certain Definitions.  For purposes of this Agreement, the following words and phrases shall have the following meanings:

         (a)           "Cause" shall mean (i) the continued failure by the Executive to perform his material responsibilities and duties toward the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), (ii) the engaging by the Executive in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise, (iii) the conviction of the Executive of a felony, or (iv) the commission or omission of any act by the Executive that is materially inimical to the best interests of the Company and that constitutes on the part of the Executive common law fraud or malfeasance, misfeasance, or nonfeasance of duty; provided, however, that "cause" shall not include the Executive's lack of professional qualifications.  For purposes of this Agreement, an act, or failure to act, on the Executive's part shall be considered "willful" or "reckless" only if done, or omitted, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  The Executive's employment shall not be deemed to have been terminated for "cause" unless the Company shall have given or delivered to the Executive (A) reasonable notice setting forth the reasons for the Company's intention to terminate the Executive's employment for "cause," (B) a reasonable opportunity, at any time during the 30-day period after the Executive's receipt of such notice, for the Executive, together with his counsel, to be heard before the Board, and (C) a Notice of Termination (as defined in Section 10 below) stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, the Executive was guilty of the conduct set forth in clauses (i), (ii), (iii) or (iv) of the first sentence of this Section 2(a).

(b)               "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirements; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any "person" (as such term is used in section 13(d) and 14(d) of the Exchange Act) is or becomes "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding securities; or (B) during any period of two consecutive years, the following persons (the "Continuing Directors") cease for any reason to constitute a majority of the Board:  individuals who at the beginning of such period constitute the Board and new Directors each of whose election to the Board or nomination for election to the Board by the Company's security holders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved; or (C) the security holders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation that would result in the voting securities of the Company outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger of consolidation that is approved by a Board having a majority of its members persons who are Continuing Directors, of which Continuing Directors not less than two-thirds have approved the merger or consolidation; or (D) the security holders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

(c)                "Code" shall mean the Internal Revenue Code of 1986, as amended.

(d)               "Disability," for purposes of this Agreement, shall mean total disability as defined in any long-term disability plan sponsored by the Company in which the Executive participates, or, if there is no such plan or it does not define such term, then it shall mean the physical or mental incapacity of the Executive that prevents him from substantially performing the duties of the office or position to which he was elected or appointed by the Board for a period of at least 180 days and the incapacity is expected to be permanent and continuous through the Executive's 65th birthday.

(e)                The "Change in Control Date" shall be any date during the term of this Agreement on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if the Executive's employment or status as an elected officer with the Company is terminated within six months before the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately before the date of such termination.

(f)                 "Good Reason" means:

         (i)            the assignment to the Executive within the Protection Period of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements, authority, duties or responsibilities), or any other action that results in a diminution in such position, authority, duties, or responsibilities excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice given by the Executive;

(ii)                a reduction by the Company in the Executive's base salary in effect immediately before the beginning of the Protection Period or as increased from time to time after the beginning of the Protection Period;

(iii)               a failure by the Company to maintain plans providing benefits at least as beneficial as those provided by any benefit or compensation plan (including, without limitation, any incentive compensation plan, bonus plan or program, retirement, pension or savings plan, life insurance plan, health and dental plan or disability plan) in which the Executive is participating immediately before the beginning of the Protection Period, or any action taken by the Company that would adversely affect the Executive's participation in or reduce the Executive's opportunity to benefit under any of such plans or deprive the Executive of any material fringe benefit enjoyed by him immediately before the beginning of the Protection Period; provided, however, that a reduction in benefits under the Company's tax-qualified retirement, pension, or savings plans or its life insurance plan, health and dental plan, disability plans or other insurance plans, which reduction applies generally to participants in the plans and has a de minimis effect on the Executive shall not constitute "Good Reason" for termination by the Executive;

(iv)              the Company's requiring the Executive, without the Executive's written consent, to be based at any office or location in excess of 50 miles from his office location immediately before the beginning of the Protection Period, except for travel reasonably required in the performance of the Executive's responsibilities;

(v)                any purported termination by the Company of the Executive's employment for Cause otherwise than as referred to in Section 10 of this Agreement; or

(vi)              any failure by the Company to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 9(c) of this Agreement.

(g)                "Parent" means any entity that directly or indirectly through one or more other entities owns or controls more than 50 percent of the voting stock or common stock of the Company.

(h)                "Protection Period" means the period beginning on the Change in Control Date and ending on the last day of the 20th calendar month following the Change in Control Date.

(i)                  "Subsidiary" means a company 50 percent or more of the voting securities of which are owned, directly or indirectly, by the Company.

3.                  Benefits Upon Termination Within a Protection Period.  If, during a Protection Period, the Executive's employment is terminated by the Company other than for Cause or Disability or other than as a result of the Executive's death or if the Executive terminates his employment for Good Reason, the Company shall, subject to Section 7, pay to the Executive in a lump sum in cash within 10 days after the date of termination the aggregate of the following amounts:

(a)                The Executive's full base salary and vacation pay (for vacation not taken) accrued but unpaid through the date of termination at the rate in effect at the time of the termination; and

(b)               A lump sum severance payment in an amount equal to 1.667 times the Executive's "Annual Compensation."  For purposes of this Agreement, "Annual Compensation" shall be an amount equal to the average for the three year period ending on the December 31 prior to the Change in Control Date of (i) the Executive's annual base salary from the Company and its Subsidiaries plus (ii) the amount of bonus accrued by the Company for the Executive; and

(c)                Within 30 days of the date of termination, upon surrender by the Executive of his outstanding options to purchase common shares of the Company ("Common Shares") granted to the Executive by the Company (the "Outstanding Options") and any stock appreciation rights ("SARs"), an amount in respect of each Outstanding Option and SAR (whether vested or not) equal to the difference between the exercise price of such Outstanding Options and SARs and the higher of (x) the fair market value of the Common Shares at the time of such termination (but not less than the closing price for the Common Shares on the New York Stock Exchange, or such other national stock exchange on which such shares may be listed, on the last trading day such shares traded prior to the date of termination), and (y) the highest price paid for Common Shares or, in the cases of securities convertible into Common Shares or carrying a right to acquire Common Shares, the highest effective price (based on the prices paid for such securities) at which such securities are convertible into Common Shares or at which Common Shares may be acquired, by any person or group whose acquisition of voting securities has resulted in a Change in Control of the Company; provided, however, that this Section 3(c) shall not apply to the surrender of any Outstanding Option that is an incentive stock option (within the meaning of section 422 of the Code).

4.                  Executive's Right to Leave Employment.  At any time during the six month period following a Change in Control Date, the Executive shall have the right to terminate the Executive's employment with the Company at the Executive's sole discretion (the "Executive Termination Right").  In the event the Executive exercises the Executive Termination Right, the Company shall pay the Executive in a lump sum in cash within 10 days after the date of termination the aggregate of the following amounts:

(a)                The amounts set forth in Sections 3(a) and 3(c); and

(b)               0.8335 times the Executive's Annual Compensation.

5.                  Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, or other plans, practices, policies, or programs provided by the Company or any of its Subsidiaries and for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its Subsidiaries.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, practice, policy, or program of the Company or any of its Subsidiaries at or subsequent to the date of termination shall be payable in accordance with such plan, practice, policy, or program; provided, however, that the Executive shall not be entitled to severance pay, or benefits similar to severance pay, under any plan, practice, policy, or program generally applicable to employees of the Company or any of its Subsidiaries.

6.                  Full Settlement; No Obligation to Seek Other Employment; Legal Expenses.  The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against the Executive or others.  The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.  The Company agrees to pay, upon written demand by the Executive, all legal fees and expenses the Executive may reasonably incur as a result of any dispute or contest (regardless of outcome) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement.  In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations under this Agreement, in his sole discretion.

7.                  Cut Back in Benefits.  Notwithstanding any other provision of this Agreement, the cash lump sum payment and other benefits otherwise to be provided pursuant to Sections 3 and 4 of this Agreement (the "Severance Benefit") shall be reduced as described below if the Net After-Tax Benefit (as defined below) the Executive would realize would be greater with the reduction than without the reduction.  The Net After-Tax Benefit is the sum of the parachute payments (within the meaning of section 280G of the Code) payable to the Executive under this Agreement and all other plans, practices, policies, or programs of the Company, reduced by the federal, state, and local income taxes payable with respect to the parachute payments and any excise tax imposed on the Executive with respect to the parachute payments under section 4999 of the Code.  If the Net After-Tax Benefit would be greater with the reduction, then the Severance Benefit shall be reduced, but only to the extent required to avoid the imposition on the Executive of any excise tax under section 4999 of the Code.  Tax counsel designated in the manner described below shall make all determinations required for the purposes of this Section 7, including the determination of which payments or benefits are parachute payments, the value of the parachute payments, the amount of Net After-Tax Benefit realizable with and without a reduction, and the amount of the reduction required to avoid the excise tax.  All determinations shall be made in accordance with sections 280G and 4999 and other relevant provisions of the Code.  Tax counsel shall be designated as follows:  the Executive and the Company shall each designate a party to serve as co-tax counsel.  The co-tax counsel shall endeavor to agree upon the determinations required for the purposes of this Section 7, but if they have not done so by the end of the tenth business day following the change in control, the accounting firm that was the independent auditor of the Company immediately before the change in control shall designate a third party to serve as successor tax counsel, and all of its determinations shall prevail. The Company shall determine which  elements of the Severance Benefit shall be reduced, if necessary to conform to the provisions of this Section.  The Company shall be responsible for payment of the fees charged by all parties serving as tax counsel (whether as co-tax counsel or otherwise) and by the accounting firm for services rendered in connection with this Section.

8.                  Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its Subsidiaries, and their respective businesses, obtained by the Executive during the Executive's employment by the Company or any of its Subsidiaries and that has not become public knowledge (other than by acts of the Executive or his representatives in violation of this Agreement).  After the date of termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it.  In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

9.                  Successors.

(a)                This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives or successor(s) in interest.  The Executive may designate a successor (or successors) in interest to receive any and all amounts due the Executive in accordance with this Agreement should the Executive be deceased at any time of payment.  Such designation of successor(s) in interest shall be made in writing and signed by the Executive, and delivered to the Company pursuant to Section 13(b).  This Section 9(a) shall not supersede any designation of beneficiary or successor in interest made by the Executive, or separately covered, under any other plan, practice, policy, or program of the Company.

(b)               This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company and any Parent of the Company or any successor and without regard to the form of transaction utilized to acquire the business or assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or parentage had taken place.  As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid (and any Parent of the Company or any successor) that is required by this clause to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement.

10.              Notice of Termination.  Any termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party given in accordance with Section 13(b) of this Agreement.  For purposes of this Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).  The failure by the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason shall not waive any right of the Executive under this Agreement or preclude the Executive from asserting such fact or circumstance in enforcing his rights.

11.              Requirements and Benefits if Executive Is Employee of Subsidiary of Company.  If the Executive is an employee of any Subsidiary of the Company, he shall be entitled to all of the rights and benefits of this Agreement as though he were an employee of the Company and the term "Company" shall be deemed to include the Subsidiary by whom the Executive is employed.  The Company guarantees the performance of its Subsidiary under this Agreement.

12.              Arbitration.  The Company and the Executive shall attempt to resolve between them any dispute that arises under this Agreement.  If they cannot agree within ten days after either party submits a demand for arbitration to the other party, then the issue shall be submitted to arbitration with each party having the right to appoint one arbitrator and those two arbitrators mutually selecting a third arbitrator.  The rules of the American Arbitration Association for the arbitration of commercial disputes shall apply and the decision of two of the three arbitrators shall be final.  The arbitrators must reach a decision within 60 days after the selection of the third arbitrator.  The arbitration shall take place in Jackson, Mississippi.  The arbitrators shall apply Mississippi law.

13.              Miscellaneous.

(a)                This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.

(b)               All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the addresses for each party as first written above or to such other address as either party shall have furnished to the other in writing in accordance with this Section.  Notices and communications to the Company shall be addressed to the attention of the Company's Corporate Secretary.  Notice and communications shall be effective when actually received by the addressee.

(c)                Whenever reference is made in this Agreement to any specific plan or program of the Company, to the extent that the Executive is not a participant in the plan or program or has no benefit accrued under it, whether vested or contingent, as of the Change in Control Date, then such reference shall be null and void, and the Executive shall acquire no additional benefit as a result of such reference.

(d)               The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)                The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)                 The Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or any other provision.

(g)                Upon a termination of the Executive's employment or upon the Executive's ceasing to be an elected officer of the Company, in each case, prior to the Change in Control Date, there shall be no further rights under this Agreement.

(h)                This Agreement shall supersede and replace any previous agreement between the Executive and the Company relating to a possible Change in Control of the Company.

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IN WITNESS WHEREOF, the Executive has set his hand to this Agreement and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed as of the day and year first above written.

PARKWAY PROPERTIES, INC.

By  __________________________________________

EXECUTIVE

__________________________________________